EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Reports Fourth Quarter and 2002 Results

Initiates Quarterly Cash Dividend

CONCORD, NEW HAMPSHIRE, February 19, 2003 . . . ROCK OF AGES CORPORATION (NASDAQ/NMS:ROAC) announced today that net income for the fourth quarter of 2002 increased 69% to $1,785,000, or $0.23 per diluted share, from $1,059,000, or $0.14 per diluted share, for the fourth quarter of 2001. Revenue for the 2002 fourth quarter increased to $27,159,000 from $24,969,000 for the same period a year earlier.

     For the twelve months ended December 31, 2002, net income after a one-time severance charge of $750,000, or $0.07 per share, but before the cumulative effect of changes in accounting principles for goodwill and quarry block inventory, was $3,796,000, or $0.48 per diluted share. After the writeoff of goodwill of $28,430,000, or $3.62 per share, and the cumulative effect of a change in accounting principle for quarry block inventory of a loss of $281,000, or $0.04 per share, the net loss for 2002 was $24,915,000, or $3.18 per share.

     For the twelve months ended December 31, 2001, net income was $3,207,000, or $0.42 per diluted share, before a loss on the disposal of certain manufacturing and quarrying assets of $2,774,000, or $0.36 per share. After this loss, net income was $433,000, or $0.06 per diluted share.

     Revenue for 2002 was $92,514,000. This compares to revenue for 2001 of $94,305,000.

     Net Cash provided by operating activities for 2002 totaled $6,871,000. Interest-bearing debt was reduced by $1,542,000 during the year to $17,422,000 at December 31, 2002, and cash on hand increased by $2,750,000 to $6,185,000. Stockholders' equity at December 31, 2002 was $62,646,000, or $8.16 per share based on 7.68 million common shares outstanding.

Quarterly Cash Dividend

     Chairman and Chief Executive Officer Kurt Swenson also announced that Rock of Ages' Board of Directors has initiated a quarterly dividend program. "The company's cash flow is stable and reliable, and more than adequate to support a dividend program. In 2002, the Company repurchased 175,700 shares of its common stock, and on January 6, 2003 we repurchased an additional 500,500 shares, collectively representing 8.7% of the shares outstanding as of December 31, 2001. The shares repurchased in January are not reflected on the income statement or balance sheet at December 31, 2002. To further enhance shareholder value, our Board believes that the time is right to pay a cash dividend. We will begin with a modest dividend per share, which we will reassess periodically to reflect the Company's performance," he said.

     The quarterly cash dividend was initially set at $0.01 per share, payable on March 28, 2003 to shareholders of record on February 28, 2003.

Operations Review

     Operating income for Rock of Ages' Quarrying Division increased 15% for 2002 on a 15% increase in revenue. Operating income for the Manufacturing Division increased 264% on an 11% decline in revenue as the divestiture program to reduce manufacturing capacity that was completed in 2001 had the positive impact on profitability that was anticipated. Operating income for the Cemetery Division rose to $679,000 for 2002 versus a loss of $385,000 for 2001 on a 46% increase in revenue.

     Retail Division operating income declined to $418,000 from $2,906,000 for 2001 on an 11% decline in revenue, reflecting reduced order bookings and the closure of certain unprofitable stores in 2002. Retail order backlog increased to $11,000,000 at December 31, 2002 compared to $10,500,000 at December 31, 2001.

     "The modest increase in our retail backlog is an encouraging sign for 2003," Swenson said. "We are pleased by the intensity and commitment demonstrated by Division President Terry Shipp, who was named to his new post just a few months ago, and his entire retail management team, whose many sales and marketing initiatives and operational enhancements have already had a positive impact. We expect our retail operations to become a significant contributor to Rock of Ages' profitability in 2003 and beyond, complementing the strong performance of our quarry and manufacturing operations."

(more)

Rock of Ages Reports Fourth Quarter and 2002 Results
February 19, 2003
Page Two

2003 Earnings Guidance

     The following statement is based on current expectations. These statements are forward-looking, and actual results may differ materially.

     Swenson said that the Company currently expects revenue for 2003 in the range of $94 million to $96 million and net income in the range of $0.65 to $0.70 per diluted share.

Change in Accounting Principle for Inventory

     "In December 2002 we elected to change our accounting for quarry block inventory effective as of January 1, 2002 to a method that matches quarrying costs with revenue, resulting in an enhanced measurement of operating results," Swenson said. Previously, under the first-in, first-out method, all block inventory, including blocks quarried in prior years, was valued based on average extraction costs incurred during the current calendar year. Under the newly adopted specific identification method, which is also in accordance with generally accepted accounting principles, all blocks are valued based on actual extraction costs in the year quarried, regardless of changes in costs in subsequent years. Swenson explained that the new method eliminates the impact on current-year GAAP income of any non-cash gains or losses created solely by subsequent changes in extraction costs on inventory carried over from prior years.

     Under the old method, net income for 2002, after the severance charge and before the goodwill write-off, would have been $0.35 per diluted share for the fourth quarter and $0.55 per diluted share for the year. Results for prior years were not materially affected by this change in accounting principle.

Impact of Statement of Financial Accounting Standards No. 142

     Rock of Ages adopted Statement of Financial Accounting Standards No. 142 effective January 1, 2002. The new standard eliminates the amortization of goodwill and requires an annual review for impairment. Had the standard been implemented at the beginning of 2001, net income for the fourth quarter of that year would have increased by approximately $172,000, or approximately $0.02 per diluted share, and net income for the year would have increased by approximately $853,000, or $0.11 per diluted share.

Conference Call

      Rock of Ages has scheduled a conference call today at 11:00 AM ET. A live Webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A Webcast replay will be available after 1:00 PM ET at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21124458, after 1:00 PM ET.

About Rock of Ages

     Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the success of the Company's branding programs; the excess or shortage of production capacity, difficulties encountered in the integration of acquired businesses; weather conditions and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in Thousands Except per Share Amounts) (Unaudited)

	Three Months Ended		Twelve Months

	December 31		December 31
	2002	2001	2002	2001

Net revenues:
Quarrying	$8,856	$7,305	$29,735	$25,774
Manufacturing	5,412	4,645	19,726	22,228
Retailing	11,527	12,213	38,449	43,160
Cemeteries	1,364	806	4,604	3,143

Total net revenues	27,159	24,969	92,514	94,305

Gross profit:
Quarrying	3,903	3,824	12,984	11,347
Manufacturing	1,738	1,336	5,521	5,422
Retailing	6,402	7,326	21,314	25,462
Cemeteries	600	167	2,009	818

Total gross profit	12,642	12,653	41,828	43,049

Selling, general and administrative expenses:
Quarrying	1,975	1,557	4,993	4,388
Manufacturing	877	1,301	3,376	4,833
Retailing	5,620	6,299	20,896	22,556
Cemeteries	373	470	1,330	1,203

Total selling, general and administrative expenses	8,845	9,627	30,595	32,980

Divisional operating income:
Quarrying	1,927	2,267	7,991	6,959
Manufacturing	861	35	2,145	589
Retailing	782	1,027	418	2,906
Cemeteries	227	(303)	679	(385)

Divisional operating income	3,797	3,026	11,233	10,069

Unallocated corporate overhead	1,141	1,136	5,274	3,728
Gain (loss) on sale of assets	—	27	—	(2,534)

Earnings before interest and taxes	2,656	1,917	5,959	3,807

Interest expense	201	273	738	1,758

Income from operations	2,455	1,645	5,221	2,049

Income tax	670	586	1,425	1,616

Income before change in accounting principle	1,785	1,059	3,796	433

Effect of change in accounting principle for goodwill, net of tax	—	—	(28,430)	—
Effect of change in accounting principle for inventory, net of tax	—	—	(281)	—

Net income (loss)	1,785	1,059	(24,915)	433

Per share information:
Net income - basic
Income before cumulative effects of changes in accounting principles	0.23	0.14	0.48	0.06
Cumulative effect of change in accounting principle - goodwill	—	—	(3.62)	—
Cumulative effect of change in accounting principle - inventory	—	—	(0.04)	—

Net loss - basic	0.23	0.14	(3.18)	0.06

Net income - diluted
Income before cumulative effects of changes in accounting principles	0.23	0.14	0.48	0.06
Cumulative effect of change in accounting principle - goodwill	—	—	(3.62)	—
Cumulative effect of change in accounting principle - inventory	—	—	(0.04)	—

Net loss - diluted	0.23	0.14	(3.18)	0.06

Weighted average number of common shares outstanding - basic	7,823	7,697	7,848	7,606
Weighted average number of common shares outstanding - diluted	7,823	7,752	7,880	7,676

ROCK OF AGES CORPORATION COMPARATIVE BALANCE SHEET (US $ in Thousands)

	Dec. 31	Dec. 31
	2002	2001

ASSETS	(unaudited)	(audited)
CURRENT ASSETS:
Cash & Cash Equivalents	6,185	3,435
Trade Receivables	17,670	16,119
Inventories	21,654	22,680
Other Current Assets	5,037	4,914
Current Assets to be Disposed of	—	2,546

TOTAL CURRENT ASSETS	50,546	49,694

OTHER ASSETS:
C.S.V. Life Insurance	766	811
Goodwill	—	33,782
Other Intangibles	574	761
Deferred Tax Assets - Long Term	7,044	873
Prearranged Receivables	14,013	15,388
Cemetery Property	6,056	5,998
Other	3,792	3,343

TOTAL OTHER ASSETS	32,245	60,956

FIXED ASSETS:
Property and Equipment	69,328	66,902
Less Accumulated Depreciation	25,406	23,759

NET FIXED ASSETS	43,922	43,143

TOTAL ASSETS	126,713	153,793

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Borrowings under Line of Credit	4,385	3,970
Current Portion LTD	205	14,671
Deferred Compensation Payable	159	279
Accounts Payable	1,957	1,946
Accrued Expenses	5,039	5,237
Income Taxes Payable	466	86
Customer Deposits	7,318	6,711

TOTAL CURRENT LIABILITIES	19,529	32,900

Long-Term Debt, Excluding Current Portion	12,832	323
Deferred Compensation	4,778	4,070
Prearranged Deferred Revenue	21,845	24,224
Other Liabilities	5,083	2,606

TOTAL LIABILITIES	64,067	64,123

STOCKHOLDERS' EQUITY
Common Stock	77	78
Additional Paid In Capital	68,574	69,067
Retained Earnings	(3,442)	21,473
Other Comprehensive Income	(2,563)	(948)

TOTAL EQUITY	62,646	89,670

TOTAL LIABILITIES & EQUITY	$126,713	$153,793